Exhibit 1.2

88 Post Road West

Westport, CT 06880

Phone: (800) 727-7922

Fax: (203) 662-9771

www.europac.net

Mr. Terry Barr

Chief Executive Officer

Samson Oil and Gas Limited

1331 17th Street

Suite #710

Denver, Colorado 80202

Re: Engagement Letter

Dear Mr. Barr:

Euro Pacific Capital Inc., a FINRA and SEC registered broker-dealer ("we" or "Euro Pacific"), is pleased to act as the exclusive lead placement agent for Samson Oil and Gas Limited (''you" or the "Company") in connection with a proposed equity or equity linked offering or other form of offering mutually agreeable to Euro Pacific and the Company (the "Offering") of units (the "Units") consisting of convertible debentures or shares of the Company's Common Stock ("Common Stock") and Common Stock purchase warrants ("Warrants") or such other securities as may be mutually agreed upon by Euro Pacific and the Company.

The terms of our engagement are set forth below. We look forward to working with you.

1. The Offering.

(a) We will seek to assist you to raise capital through the Offering of Units to institutional and accredited investors (the "Investors"). We expect that the Offering will result in gross proceeds to you of up to $5 million. The actual terms and amount of the Offering will depend on market conditions, and will be subject to negotiation between the Company, Euro Pacific and the prospective Investors.

(b) Although we cannot guarantee you that we will be able to raise new capital, we will conduct the Offering on a best efforts basis and we are confident that we will be able to consummate the Offering on terms that are mutually agreeable to you and the Investors.

(c) You represent and warrant to us that your execution, delivery and performance of this engagement letter does not violate the terms of any agreement or understanding to which you or your affiliates are a party or to which you or your affiliates are bound with any other placement agent or person. Notwithstanding the foregoing, you acknowledge that we may ask other broker-dealers to participate as co-placement agents for the Offering, subject to the Company's prior approval.

88 Post Road West

Westport, CT 06880

Phone: (800) 727-7922

Fax: (203) 662-9771

www.europac.net

2. Fees and Expenses.

(a) As compensation to Euro Pacific for its services hereunder, the Company agrees to pay Euro Pacific, promptly upon the closing of the Offering, a cash placement fee (the "Placement Fee") equal to 6% of the gross proceeds of the Offering.

(b) In addition, if the Offering is not consummated during the term, for reasons other than termination of this engagement by Euro Pacific, and during the Residual Period (as defined below) any person introduced to the Company by Euro Pacific during the term purchases securities from the Company, or any of its affiliates, the Company agrees to pay Euro Pacific upon the-closing of each such purchase such cash fees that would otherwise have been payable to· Euro Pacific if such transaction occurred during the term as part of the Offering.

(c) The Company will be responsible for reasonable out-of-pocket expenses related to the Offering including, without limitation, travel expenses, due diligence, photocopying, courier services and attorney's fees. The aggregate total amount of the out-of-pocket expenses (including attorney's fees) shall not exceed US$20,000 without prior approval by the Company.

(d) All fees and any other amounts payable hereunder are payable in U.S. dollars, free and clear of any United States or foreign withholding taxes or deductions, and shall be payable to an account designated by Euro Pacific.

3. Term of Engagement. The term of Euro Pacific's engagement hereunder shall end on the earlier to occur of: (i) the closing of the Offering and (ii) the thirtieth (30th) day-after one party provides the other with written notice of termination. Upon any such termination, Euro Pacific will be entitled to collect all fees earned and expenses incurred through the date of termination. A "Residual Period" shall extend for eighteen (12) months from the date of termination of this Agreement. Section 3, 5 (including Appendix I and Appendix II), 6, 7, 9, 10 and 11 will survive any termination of this Agreement.

4. Representations and Warranties.

(a) You agree that you will enter into a securities purchase agreement and other customary agreements with Investors, and that your counsel (and your local counsel in any foreign jurisdiction where you operate) will supply a customary opinion letter for the transaction, all of which will be in form and substance reasonably acceptable to Euro Pacific and the Investors.

(b) You further agree that we may rely upon, and are a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any agreements with Investors in the Offering.

5. Indemnification, Contribution, and Confidentiality. The Company agrees to indemnify Euro Pacific and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I hereto, and the parties agree to the confidentiality provisions of Appendix II hereto, all of which are incorporated herein by reference. These provisions will apply regardless of whether the Offering is consummated.

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88 Post Road West

Westport, CT 06880

Phone: (800) 727-7922

Fax: (203) 662-9771

www.europac.net

6. Limitation on Liability. Notwithstanding any provision of this Agreement to the contrary, the Company agrees that neither Euro Pacific nor its affiliates, and the respective officers, directors, employees, agents, and representatives of Euro Pacific, its affiliates and each other person, if any, controlling Euro Pacific or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein in an amount excess of the actual fees paid to Euro Pacific hereunder.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. The Company and Euro Pacific agree that any dispute concerning this Agreement shall be resolved exclusively through binding arbitration before FINRA pursuant to its arbitration rules. Arbitration will be venued in New York, New York, USA (the "Agreed Forum"). Each of the Company and Euro Pacific agree that the Agreed Forum is not an "inconvenient forum" for proceedings hereunder, and each hereby agree to the personal jurisdiction of the Agreed Forum and that service of process by mail to the address for such party as set forth in this letter (or such other address as a party hereto shall notify the other in writing) constitute full and valid service for such proceedings.

8. Announcement of Offering. If the Offering is consummated, Euro Pacific may, at its own expense, place a customary announcement in such newspapers and periodicals as Euro Pacific may desire announcing the closing of the Offering, the name of the Company, the securities issued and the gross proceeds of the Offering.

9. Advice to the Board. The Company acknowledges that any advice given by us to you is solely for benefit and use of the Board of-Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without our prior written consent.

10. Other Engagements. Nothing in this engagement letter shall be construed to limit the ability of Euro Pacific or its respective affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company's, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information under Appendix II of this engagement letter.

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88 Post Road West

Westport, CT 06880

Phone: (800) 727-7922

Fax: (203) 662-9771

www.europac.net

11. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.

We look forward to working with you toward the successful conclusion of this engagement, and developing a long-term relationship with the Company.

Very truly yours,

EURO PACIFIC CAPITAL, INC.

By:	/s/ Robert Decker
Name: Robert Decker
Title: CCO

Confirmed and accepted as of

this·__22___ day of February, 2016: ·

SAMSON OIL AND GAS LIMITED

By:	/s/ Terry Barr
Name: Terry Barr
Title: Chief Executive Officer

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88 Post Road West

Westport, CT 06880

Phone: (800) 727-7922

Fax: (203) 662-9771

www.europac.net

APPENDIX I

INDEMNIFICATION AND CONTRIBUTION

The Company agrees to indemnify and hold harmless Euro Pacific and its respective affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (Euro Pacific and each such person being an "Indemnified Party'') from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by Euro Pacific of the services contemplated by or the engagement of Euro Pacific pursuant to, this Agreement and will promptly reimburse any Indemnified Party on demand for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without the Company's prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted directly or indirectly from Euro Pacific's willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Euro Pacific pursuant to, or the performance by Euro Pacific of the services contemplated by, this Agreement except to- the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly or indirectly from Euro Pacific's willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party's own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party's right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

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88 Post Road West

Westport, CT 06880

Phone: (800) 727-7922

Fax: (203) 662-9771

www.europac.net

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Euro Pacific on the other hand,· of the Offering as contemplated whether or not the Offering is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and Euro Pacific, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Euro Pacific of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering bear to the fees paid or to be paid to Euro Pacific under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that Euro Pacific shall not be required to contribute any amount in excess of the amount by which fees paid to Euro Pacific hereunder (excluding reimbursable expenses), exceeds the amount of any damages which Euro Pacific has otherwise been required to pay.

The Company agrees that without the prior written consent of Euro Pacific, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which Euro Pacific or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

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88 Post Road West

Westport, CT 06880

Phone: (800) 727-7922

Fax: (203) 662-9771

www.europac.net

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse Euro Pacific on a monthly basis for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitrate award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrate award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

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88 Post Road West

Westport, CT 06880

Phone: (800) 727-7922

Fax: (203) 662-9771

www.europac.net

APPENDIX II

INFORMATION TO BE SUPPLIED; CONFIDENTIALITY

In connection with the activities of Euro Pacific on behalf of the Company as set forth in the engagement agreement to which this Appendix is attached (the "Agreement"), the Company will furnish Euro Pacific with all financial and other information regarding the Company that Euro Pacific reasonably believes appropriate to its assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the "Information"). The Company will provide Euro Pacific with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants of the Company. The Company recognizes and agrees that Euro Pacific (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information, (ii) does not assume responsibility for the accuracy of the Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

Euro Pacific will maintain the confidentiality of the Information during the and following the termination or expiration of the term of the Agreement and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event that Euro Pacific is legally required to make disclosure of any of the Information, Euro Pacific will: (i) give prompt notice to the Company prior to such disclosure, to the extent that Euro Pacific can practically do so, (ii) reasonably assist the Company at the Company's cost in seeking a protective order or other relief from the disclosure of the Information and (iii) if compelled to disclose Information, limit such disclosure to only those matters which it is compelled to disclose. Notwithstanding the foregoing, Euro Pacific, as a FINRA Member Firm, shall be permitted to retain one copy of any Confidential Information provided hereunder to the extent required by its compliance procedures and may disclose such Confidential Information to representatives of FINRA or the SEC, to the extent required by applicable rules and regulations of such regulatory bodies, without prior notice to the Company.

The foregoing paragraph shall not apply to information that:

(i) at the time of disclosure by the Company is, or thereafter becomes, generally available to the public or within the industries in which the Company or Euro Pacific or its affiliates conduct business, other than as a direct result of a breach by Euro Pacific of its obligations under this Agreement;

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88 Post Road West

Westport, CT 06880

Phone: (800) 727-7922

Fax: (203) 662-9771

www.europac.net

(ii) prior to or at the time of disclosure by the Company, was already in the possession of, or conceived by, Euro Pacific or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to Euro Pacific or its respective affiliates other than from the Company (in each case, as demonstrated by Euro Pacific's written records); or

(iii) at the time of disclosure by the Company or thereafter, is obtained by Euro Pacific or any of their respective affiliates from a third party who Euro Pacific reasonably believes to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company or its affiliates with respect to that information.

Nothing in this Agreement shall be construed to limit the ability of Euro Pacific or its respective affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company's, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not Information for purposes hereof.

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